EXHIBIT 14.2

                            DOV PHARMACEUTICAL, INC.

                      Audit Committee Complaint Procedures

         These procedures have been adopted by the audit committee of the board of directors and govern the receipt and treatment of complaints or concerns on accounting, internal accounting controls and auditing matters as well as compliance under statutory anti-fraud laws or SEC rules and regulations pertaining to fraud against shareholders. They apply to both the company and its subsidiaries. The word "complaint" used in these audit committee complaint procedures should be read as "complaints or concerns." A reporting person is not required to believe he or she has a complaint in the formal or legal sense of the word in order to make a report under these procedures. Concerns are sufficient if they relate to and identify improper accounting, internal accounting controls or auditing matters or compliance with such laws or regulations.

A. Procedures for Complaints

         Complaints should be submitted to either the compliance officer, who is required to pass them promptly to the chairman of the audit committee, or directly to the audit committee chairman. The general counsel will serve as compliance officer. The complaint may be made orally or in writing and may be either confidential or anonymous, or both. It should identify the practices in question and give as much detail as possible. If the reporting party wishes for any reason to report differently or to a different person with suitable authority, he or she is free to do so. In this case the officer to whom the report is made will notify the compliance officer.

B. Procedures for Addressing Complaints

         Once received, the chairman of the audit committee will promptly make an initial evaluation of the complaint. The chairman may delegate this authority to another member of the committee. In the initial evaluation, the chairman or his or her designee will determine whether the complaint (a) requires immediate investigation, (b) can be held for discussion at the next meeting of the audit committee or whether a special meeting should be called or (c) does not



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                                                                    EXHIBIT 14.2

relate to accounting, internal accounting controls or auditing matters and should be reviewed by the compliance officer including against the company's code of business conduct and ethics.

         If the chairman retains jurisdiction the complaint will be discussed at the next meeting of the audit committee. At that meeting, the committee will determine how the complaint will be investigated or if the investigation has commenced, how to proceed. The audit committee has the following options on the investigation

                  o  choose to investigate the complaint on its own;

                  o designate a person within the company to investigate the complaint and report to the committee. No such designee can be either the source of the complaint or involved or likely involved in the alleged wrongdoing. Even if the complaint is not made anonymously, the committee will determine whether it is appropriate to identify the complaining party to the investigator;

                  o retain an outside financial expert (other than the company's independent auditor) as investigator; or

                  o retain outside counsel as an investigator, including as appropriate to work with an outside financial expert.

                  o  These options are not mutually exclusive.

                  o The investigator will be permitted access to the company, its employees, its documents and its computer systems for purposes of conducting the investigation. At the conclusion of its investigation, the investigator will report to the audit committee on the complaint and, if requested, make recommendations for corrective or preventive measures.

         The audit committee will report to the board of directors not later than its next regularly-scheduled meeting with respect to each completed investigation and any recommended corrective and preventative measures. If the complaint involves any director (whether in his or her role as a director, employee or officer of the company or otherwise), the audit committee will make its report in an executive session of the board with such director recused.

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                                                                    EXHIBIT 14.2

C. Procedures for Retaining Records Regarding Complaints

         The audit committee will ensure that all complaints received by the committee, together with all documents relating to the committee's or its investigator's inquiry and treatment of each complaint, are retained in a secure location for the longer of ten years and, if a complaint becomes the subject of a criminal investigation or civil litigation, until such investigation or litigation is finally resolved.

D. Protection for Whistleblowers

         The company absolutely forbids any retaliation against any employee who, acting in good faith, makes a complaint even if the complaint turns out to be mistaken. Any person who participates in such retaliation will be identified by the committee to the company and subject to disciplinary action including termination.

E. Disciplinary Action

         These procedures do not affect the right of the company to take such disciplinary action under the company's code of business conduct and ethics or other applicable policies of the company warranted by the investigation.

F. Periodic Review of Procedures

         The audit committee will review these procedures and consider changes on an annual or more frequent basis as appropriate.

Adopted December 18, 2003